[SURREY, INC. LOGO]                                                   EXHIBIT 99




                                  PRESS RELEASE

FOR IMMEDIATE RELEASE


                    Surrey, Inc. Enters Into Letter of Intent
                         For the Purchase of Its Assets


Leander, Texas - March 27, 2001. Surrey, Inc. (NASDAQ-SOAP) announced today that the Company has entered into a letter of intent with Jean Charles Incorporated, a privately held company, ("Jean Charles") pursuant to which Jean Charles would negotiate definitive agreements for the purchase of substantially all of the assets of the Company, subject to the execution of definitive agreements, Chase Bank approval, and approval of Surrey's shareholders. Surrey will also endeavor to obtain a fairness opinion subject to reasonable cost and timing.

The letter of intent states that Jean Charles would assist in the liquidation of the Company within eighteen months and would guarantee that the final distribution to Surrey's shareholders will be a minimum of $0.80 per share to be paid no later than eighteen months after signing of definitive agreements.

Jean Charles is a major manufacturer of bath and body items and has manufacturing facilities in Thermal, California and in Mexico. Jean Charles manufactures over 30 million sponges per annum and sells to major retailers in the USA.

By letter dated January 3, 2001, The Chase Manhattan Bank ("Chase Bank") notified Surrey, Inc. ("Surrey") that Chase Bank was accelerating the maturity dates of Surrey's $2,300,000.00 Advance/Term Note, the $400,000.00 Advance/Term Note and the Term Note and that advanced and unpaid principal and all accrued and unpaid interest was then due and payable. Accordingly, Chase Bank made demands on Surrey for the immediate payment of the advanced unpaid principal balance of the $2,300,000.00 Advance/Term Note, the $400,000.00 Advance/Term Note and the Term Note plus all unpaid interest accrued thereon. Those amount currently total approximately $2,700,000.00

On March 7, 2001, Chase Bank also exercised its option to terminate Surrey's Revolving Commitment and accelerated the maturity date of Surrey's Revolving Note. Accordingly, Chase Bank has now demanded immediate payment of the advanced and unpaid principal balance of the Revolving Note and all unpaid interest accrued thereon, which currently totals $3,300,000.00

Chase Bank stated it was taking these actions because Surrey was in violation of certain of its covenants in its Loan Agreement with Chase Bank for the quarter ending September 30, 2000. Specifically, on such dates, Surrey's Debt to Tangible Net Worth Ratio was greater than 2.25 to 1.00 and Surrey's Debt Service Coverage Ratio was less than 1.2 to 1.00 was required by the Loan Agreement.

Also effective March 7, 2001, G. Tom MacIntosh II resigned as a member of Surrey's Board of Directors. Mr. MacIntosh decided to resign primarily due to the fact that Surrey moved the company's SEC reporting work from Mr. MacIntosh's law firm to a local law firm in Austin. Surrey felt that working with local legal representation would be more cost effective.

For Further Information, Contact:

Martin van der Hagen
Surrey, Inc.
(512) 267-7172